EXHIBIT (j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Post-Effective Amendment No. 85 to Registration Statement No. 2-27962 on Form N-1A of our reports dated February 16, 2007 relating to the financial statements and financial highlights of Eaton Vance Special Investment Trust (the "Trust"), including Eaton Vance Greater India Fund and South Asia Portfolio appearing in the Annual Report on Form N-CSR of the Trust for the year ended December 31, 2006 and to the references to us under the headings “Financial Highlights” in the Prospectus and “Other Service Providers-Independent Registered Public Accounting Firms” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP DELOITTE & TOUCHE LLP April 26, 2007 Boston, Massachusetts